Exhibit 99.1

       FEI Company Reports Second Quarter 2003 Revenues of $89.8 Million
             Company Meets Guidance, Reports Q2 GAAP EPS of $ 0.04@

         New Products and Key Initiatives Position Company for Upturn

    HILLSBORO, Ore., July 29 /PRNewswire-FirstCall/ -- FEI Company
(Nasdaq: FEIC) today reported net sales of $89.8 million for its second quarter ended June 29, 2003, up from net sales of $85.4 million in the first quarter of this year, and up from net sales of $87.9 million in the second quarter of last year. GAAP earnings per share were $0.04 within the guidance range of $0.04-$0.07, and included amortization of intangibles of $1.2 million or $0.02 per share, convertible note repurchase costs of $1.6 million or $0.03 per share and additional restructuring and reorganization costs of $1.5 million or $0.03 per share.

    "We continue to take important action that we believe will enhance our leadership position, improve our financial strength and create growth opportunities," said Vahe A. Sarkissian, chairman, president and chief executive officer. " In addition to delivering strong quarterly results we issued $150 million of Zero Coupon Convertible Notes that increased our cash position and increased our financial flexibility. We retired $30 million of our outstanding higher coupon convertible notes. We closed on two strategic acquisitions in July, EGSoft and Revise Inc., enhancing our suite of Design-to-Yield solutions and adding laser technology to our portfolio. We launched seven new products in the last four months and nine through the first seven months of this year, setting a new record. Customer reaction to our next generation products has been favorable, especially about the CLM-3D(TM) fully automated in-line DualBeam(TM) launched at SEMICON West. Their enthusiasm has reaffirmed our belief that we are on the right track as our customers face challenges of 130nm and smaller geometries."

    Bookings in Q2 totaled $81.5 million, resulting in a book-to-bill ratio of
0.91 and an ending backlog of $113.2 million at June 29, 2003.

    Revenues were up 5% sequentially, led by an increase of 29% in the MicroElectronics business segment, combined with increases of 10% in Components, 4% in Service and a 15% decline in Electron Optics. Gross margins were up slightly compared to the previous quarter as the beneficial revenue mix shift and cost improvements in manufacturing offset the negative impact of currency fluctuations and continued competitive pricing pressure.

    Operating expenses were up by $0.5 million compared to the previous quarter and included restructuring and reorganization charges of $1.5 million as well as amortization of intangibles of $1.2 million. Currency rates, as compared to those in the previous quarter, negatively impacted operating expense by $0.5 million. Interest expense included a $1.6 million charge related to the repurchase of $30 million principal amount of 5.5% convertible notes issued in 2001.

    Earnings were $1.3 million, or $0.04 per share basic and diluted, compared to $4.9 million, or $0.15 per share in the second quarter of last year, and $1.9 million or $0.06 per share in the preceding quarter.

    The company strengthened its already sound balance sheet. Cash generated from operations was $4.4 million, an increase of $21.0 million over the previous quarter. Financing activities, primarily the issuance of new convertible notes, offset by the purchase of a related hedge and repurchase of a portion of higher coupon convertible notes, netted an increase of approximately $90.8 million in cash. Investment activities related to the new headquarters facility in Hillsboro, Oregon and other capital projects consumed about $6.9 million of cash. Including other effects, total cash, cash equivalents and investments increased by $84.6 million over the previous quarter.

    "We believe that our emphasis on product innovation driven by customer solutions, continued cost reductions, and further strategic acquisitions will sustain our leadership and position FEI well for the upturn," concluded Sarkissian.

    Third Quarter 2003 Guidance

    FEI currently expects third quarter 2003 revenues and bookings to be in the mid-to-upper $80 million range, resulting in an increase in the book-to-bill ratio over the current quarter. GAAP earnings are anticipated to be in the range of break-even to $0.03 per share which will include amortization of purchased intangibles, expected to be $1.4 million, or about $0.03 per share basic and diluted, along with restructuring costs and merger expenses from recent acquisitions totaling approximately $3 million or $0.06 per share. For reasons why the company's actual results may differ from guidance please see the section entitled "Safe Harbor Statement" below.

    Investor Conference Call -- 11:30 a.m. EDT Tuesday, July 29, 2003

    Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-800-553-0288 (domestic, toll-free) or +1-612-332-0523 and supplying the pass code: FEI Q2 Results. The call can also be accessed via the web by going to FEI's Investor Relations/Presentations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible by dialing 1-800-475-6701
(US) or +1-320-365-3844 (international) and entering the access code 689136 anytime through midnight Thursday, July 29, 2004.

    About FEI:

    FEI is a nanotechnology company providing enabling 3D Structural Process Management(TM) solutions for NanoMetrology and NanoFabrication to the world's technology leaders in the fields of semiconductors, data storage, structural biology and industry. Its range of DualBeam(TM) and single-column focused ion and electron beam products enables manufacturers and researchers to keep pace with technology shifts and develop next generation technologies and products. FEI's products allow advanced three-dimensional metrology, device editing, trimming and structural analysis for management of sub-micron structures including those found in integrated circuits, high density magnetic storage devices, industrial materials, chemical compounds and biological structures. FEI solutions also deliver enhanced production yields, lower costs and faster time to market-critical benefits in highly competitive markets.

    Headquartered in Hillsboro, Oregon, FEI has approximately 1,600 employees worldwide, with additional development and manufacturing operations located in Peabody, Massachusetts; Sunnyvale, California; Eindhoven, the Netherlands; and Brno, Czech Republic.

    FEI Company news releases, SEC filings and the company's Annual Report are available at no charge through the company's web site at http://www.feicompany.com.

    Safe Harbor Statement

   This news release contains forward-looking statements that include our guidance for the third quarter of 2003, statements about product innovation, development and introduction, market leadership, improved financial strength, future restructuring and reorganization charges, anticipated merger and acquisition related costs, prospects for future growth, product revenues, future earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued downturn in the semiconductor manufacturing market; reduced profitability due to failure to achieve or sustain cost reductions as planned; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company to introduce products as planned; failure of the company's products and technology to find acceptance with customers; unfavorable business conditions and growth in the general economy, both domestic and foreign; fluctuations in interest and exchange rates; additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements.

                          FEI Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                        (In thousands, except share data)
                                   (Unaudited)

                                  Thirteen Weeks Ended  Twenty-Six Weeks Ended
                                     June 29,  June 30,  June 29,   June 30,
                                       2003      2002      2003       2002

    NET SALES                        $89,803   $87,881   $175,245   $172,379
    COST OF SALES                     52,801    47,967    103,212     92,619
               Gross profit           37,002    39,914     72,033     79,760

    OPERATING EXPENSES:
      Research and development        10,065    10,587     20,859     21,326
      Selling, general and
       administrative                 18,448    17,965     37,190     35,300
      Merger costs                        --     1,117         --      1,117
      Restructuring, reorganization
       and relocation costs            1,505        --      1,505
      Amortization of purchased
       intangibles                     1,205     1,204      2,409      2,408
               Total operating
                expenses              31,223    30,873     61,963     60,151

    OPERATING INCOME                   5,779     9,041     10,070     19,609

    OTHER INCOME (EXPENSE):
      Interest income                  1,168     1,925      2,361      3,546
      Interest expense                (4,146)   (3,023)    (6,596)    (5,735)
      Other income (expense), net       (763)     (287)      (903)      (430)
    Total other expense, net          (3,741)   (1,385)    (5,138)    (2,619)

    INCOME BEFORE TAXES                2,038     7,656      4,932     16,990

    INCOME TAX EXPENSE                   713     2,794      1,726      6,201

    NET INCOME                        $1,325    $4,862     $3,206    $10,789

    PER SHARE DATA:
      Basic earnings per share         $0.04     $0.15      $0.10      $0.33
      Diluted earnings per share       $0.04     $0.15      $0.10      $0.32

    WEIGHTED AVERAGE SHARES
     OUTSTANDING:
      Basic                           32,860    32,341     32,803     32,219
      Diluted                         33,606    33,411     33,514     33,421


                          FEI Company and Subsidiaries
                     Condensed Consolidated Balance Sheets
                                 (In thousands)
                                  (Unaudited)

                                            June 29,  December 31,
    ASSETS                                   2003        2002

    CURRENT ASSETS:
      Cash and cash equivalents            $236,287    $167,423
      Short-term investments                 44,901      54,176
      Receivables                           102,440      89,111
      Inventories                            94,113      86,224
      Deferred income taxes                  17,309      18,934
      Other                                   6,507       6,061

               Total current assets         501,557     421,929

    NON-CURRENT INVESTMENTS                  54,150      52,031

    PROPERTY PLANT AND EQUIPMENT             65,726      56,702

    PURCHASED TECHNOLOGY, NET                23,455      25,863

    GOODWILL, NET                            33,035      32,859

    OTHER ASSETS                             51,564      47,095

    TOTAL                                  $729,487    $636,479

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
      Accounts payable                      $32,393     $35,179
      Current accounts with Philips           4,722       5,629
      Accrued payroll liabilities             6,946       8,522
      Accrued warranty reserves              11,557      13,631
      Deferred revenue                       26,352      29,741
      Income taxes payable                    2,093       9,532
      Accrued restructuring, reorganization
       and relocation costs                   4,873       5,202
      Other current liabilities              14,516      16,954

               Total current liabilities    103,452     124,390

    CONVERTIBLE DEBT                        295,000     175,000

    DEFERRED INCOME TAXES                    11,102       7,561

    OTHER LIABILITIES                         2,638       2,603

    SHAREHOLDERS' EQUITY:
      Preferred stock - 500 shares
       authorized; none issued and
       outstanding                               --          --
      Common stock - 45,000 shares
       authorized; 32,835 and
         32,647 shares issued and
         outstanding at March 30, 2003
         and December 31, 2002              303,366     325,203
      Note receivable from shareholder       (1,116)     (1,116)
      Accumulated earnings (deficit)          1,517      (1,690)
      Accumulated other comprehensive
       income                                13,528       4,528

               Total shareholders' equity   317,295     326,925

    TOTAL                                  $729,487    $636,479

                                 FEI COMPANY
                              Supplemental Data
                   ($ In Millions Except Per Share Amounts)

                                    Q2 Ended       Q1 Ended       Q2 Ended
                                   6/29/2003       3/30/2003      6/30/2002
    Income Statement Highlights
    Consolidated sales                $89.8           $85.4         $87.8
    Gross margin                      41.2%           41.0%         45.4%
    R & D spending                    $10.1           $10.8         $10.6
    R & D (% of sales)                11.2%           12.6%         12.0%
    SG&A                              $18.4           $18.7         $18.0
    SG&A (% of sales)                 20.5%           21.9%         20.4%
    Net income - GAAP                  $1.3            $1.9          $4.9
    Diluted earnings per share
     - GAAP                           $0.04           $0.06         $0.15

    Sales by Business Segment
     MicroElectronics                 $38.5           $29.9         $37.4
     Electron Optics                  $30.2           $35.4         $36.5
     Service                          $19.0           $18.2         $16.4
     Components                        $2.1            $1.9          $2.6

    Bookings
     Total                            $81.5           $82.8         $83.6
     Book to bill ratio                0.91             .97          0.95
     MicroElectronics                 $34.3           $26.0         $31.8
     Electron Optics                  $30.3           $27.8         $32.3
     Service                          $14.4           $26.3         $17.3
     Components                        $2.5            $2.7          $2.2
     Backlog - total                 $113.2          $121.5        $117.8
     Backlog - Service                $26.2           $30.7         $23.2

    Balance Sheet Highlights
    Cash, equivalents, investments   $335.3          $250.7        $297.3
    Operating cash generated           $4.4         ($16.6)         $21.9
    Accounts receivable              $102.4          $101.9         $91.9
    Days sales outstanding (DSO)        104             109            95
    Inventory turnover                  2.2             2.4           2.3
    Inventories                       $94.1           $84.3         $84.7
    Property, plant and equipment     $65.7           $61.0         $39.1
    Fixed asset investment
     (during quarter)                  $6.9            $8.1          $6.7
    Depreciation expense               $3.5            $2.7          $3.0
    Current liabilities              $103.5          $114.1        $136.6
    Working capital                  $398.1          $295.1        $312.1
    Shareholders' equity             $317.3          $332.0        $318.3
    Headcount (permanent and
     temporary)                       1,595           1,617         1,668